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                                   EXHIBIT 11
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               STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS


                                                Three Months      Three Months
                                                    Ended            Ended
                                               March 31, 1997    March 31, 1996
                                               --------------    --------------

Net loss-Limited Partners                           $ (0)         $(3,380,792)
                                                    ====          ===========

Average Class A and B units outstanding              921                  921
                                                    ====          ===========

Net loss per Class A and B unit                     $  0          $    (3,671)
                                                    ====          ===========
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